Exhibit 10.42
[Execution Copy]
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 2nd day of October, 2006, by and between COMMUNICATIONS SUPPLY CORPORATION (the “Company”), a wholly-owned subsidiary of Communications Supply Holdings, Inc. (“CSH”), WESCO DISTRIBUTION, INC. and STEVEN J. RIORDAN (the “Executive”), to be effective as provided herein.
WITNESSETH:
          WHEREAS, Executive currently serves as President and Chief Executive Officer of the Company pursuant to that certain employment agreement with the Company made as of July 1, 2006, as amended of even date herewith (the “Prior Employment Agreement”); and
          WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 2, 2006, by and among WESCO Distribution, Inc. (“WESCO”), a wholly-owned subsidiary of WESCO International, Inc., WESCO Voltage, Inc., and CSH, WESCO Voltage, Inc. will be merged with and into CSH (the “Merger”) as of the Effective Time as defined in the Merger Agreement, with CSH continuing as the surviving corporation and as a wholly-owned subsidiary of WESCO and the Company continuing as an indirect wholly-owned subsidiary of WESCO; and
          WHEREAS, following the Effective Time, WESCO and the Company desire to employ Executive and Executive desires to be employed under the terms and conditions hereinafter provided; and
          WHEREAS, Executive expressly acknowledges that the principal business of WESCO is the distribution and sale of electrical products and supplies to commercial and industrial accounts as well as other businesses and entities, and the principal business of the Company is as described in Section 4 hereof and
          WHEREAS, Executive expressly acknowledges that the work of Executive for the Company has and will continue to bring Executive into close contact with the customers and suppliers of WESCO and the Company and that Executive will have access to confidential information and affairs not readily available to the public concerning WESCO and the Company; and
          WHEREAS, WESCO and the Company would be irreparably injured if Executive were to compete with WESCO and the Company in violation of the restrictive covenants described in this Agreement.
          NOW, THEREFORE, in consideration of the continued employment of Executive as herein provided, the disclosure by WESCO and the Company to Executive of the knowledge and information above described, the receipt by Executive of (i) a fixed employment term and (ii) the compensation and benefits provided herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive makes the covenants hereinafter set forth. Further, Executive understands and acknowledges that such covenants are required for the fair and reasonable protection of the business and goodwill of WESCO and the Company and that without the limited restrictions on Executive’s activities imposed by the covenants the business and goodwill of WESCO and the Company would suffer irreparable and substantial damage.
          1. Employment and Term. The Company hereby employs Executive for the term commencing immediately following the Effective Time as defined in the Merger Agreement (hereinafter referred to as the “Commencement Date”) and continuing for a period of three (3) years (the “Initial Term”); provided, however, that the term of employment hereunder shall be automatically extended for two (2) successive one-year renewal periods commencing on the third and fourth anniversaries of the Commencement Date, respectively, unless either the Company or the Executive shall have given notice to the other party that it or he does not desire to extend the term of employment hereunder, such notice to be given at least sixty (60) days prior to the third or fourth anniversary of the Commencement Date, respectively (the term of employment hereunder, and as it may be so extended, shall be referred to herein as the “Term”). For each of the two (2) successive one-year renewal periods, the Company and Executive shall enter into a new employment agreement which shall be similar to the form of employment agreement attached as part of Exhibit A. At the end of the Term, if the Executive’s employment has not been terminated earlier, the Executive shall be an at-will employee of the Company. Executive hereby accepts such employment, subject to earlier termination in accordance with Section 6.
          2. Position and Duties.
               (a) The Company hereby employs Executive as its Vice President, Operations and President - Communications Supply Corporation. In such capacity, Executive shall have the duties of the senior executive officer of the Company with powers consistent with such position. Executive shall report to the Chief Operating Officer of WESCO. Executive shall perform such duties and responsibilities relating to the business of the Company and WESCO as may be assigned or delegated to him from time to time by the Chief Operating Officer of WESCO or its designee, which duties shall not be inconsistent with his position and duties as senior executive officer of the Company. During his employment Term, Executive shall also serve as an executive and corporate officer of WESCO without compensation other than as contemplated herein.
               (b) Executive accepts such employment and agrees to:
               (i) devote substantially all of Executive’s efforts, time, energy and skill (vacations in accordance with Company policy and reasonable absences due to illness excepted) during regular business hours to the duties of his employment hereunder.
               (ii) faithfully, loyally, and industriously perform such duties, subject to the supervision of the senior management of WESCO as contemplated above; and
               (iii) diligently follow and implement all lawful management policies and decisions of the Company or WESCO.

               (c) During the Term of this Agreement, Executive shall not, without the prior written consent of the Board of Directors of WESCO (the “Board”), engage (whether or not during normal business hours) m any other business or professional activity, or serve on the board of directors of another entity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from (i) investing his personal assets in businesses that do not compete with the Combined Business of WESCO and the Company or any Affiliate thereof in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the entities in which such investments are made and in which his participation is solely that of an investor, (ii) purchasing securities in any corporation whose securities are regularly traded on a national securities exchange, provided that such purchase does not result in Executive collectively owning beneficially at any time five (5%) percent or more of the voting securities of any Competing Enterprise or any affiliate thereof or (iii) engaging in or serving on such civic, community, charitable, educational or religious activities or organizations. For purposes of this Agreement, the term “Affiliate” or “affiliate” shall mean any person or entity directly or indirectly controlling, controlled by, or under common control of WESCO or the Company and the term “Competing Enterprise” shall mean any person or any business organization of whatever form, engaged directly or indirectly in the business of WESCO, the Company or any affiliate in any city or country in any state of the United States, as well as anywhere outside the United States.
          3. Compensation.
               (a) For his services performed pursuant to this Agreement, during the period of employment as provided in Section 1 hereof, the Company shall pay Executive the base salary of Three Hundred and Fifty Thousand Dollars ($350,000) per annum, subject to annual review for increase (but not decrease) by the Company’s Board of Directors thereafter, payable in accordance with the Company’s regular payroll practices as long as Executive is employed by the Company, unless Executive retires, dies, becomes disabled or Executive’s employment is terminated by the Company with Cause.
               (b) In addition to the salary to be paid to Executive pursuant to Section 3(a) and subject to eligibility requirements, during the period of his employment, as provided in Section 1 hereof, Executive shall be entitled to participate in all general pension, medical, hospitalization, disability, insurance plans and programs maintained by the Company for its salaried employees and shall be afforded such other benefits as are from time to time generally afforded similarly situated salaried employees of the Company and, to the extent eligible, may participate in the deferred compensation plans of the Company. Effective as of January 1, 2008, Executive shall be eligible to receive the discretionary employer contributions provided under the WESCO Distribution, Inc. Retirement Savings Plan, m accordance with the terms of such plan.
               (c) For 2006 only, the Executive shall be entitled to receive the annual incentive bonus provided under paragraph 4 of the Prior Employment Agreement based on the financial performance of the Company. The Executive shall not be entitled to any other bonuses from the Company for the year ending December 31, 2006. For 2007 and each year thereafter, Executive shall be entitled to: (i) participate in the WESCO Group Vice President & Region Director Management Incentive Plan, as amended from time to time, or any successor or replacement plan (the “Incentive Plan”) on the same basis as other similarly situated senior executives of WESCO, and (ii) participate in any other special award programs provided to similarly situated senior executives of WESCO. The Incentive Plan may be modified at any time by WESCO in its sole and absolute discretion.
               (d) The Executive shall be entitled to participate in the stock appreciation rights plan and/or such other equity-based incentive program of WESCO with grant dates and vesting dates consistent with general awards given to other WESCO senior executives and in accordance with the terms of the 1999 Long Term Incentive Plan and form of Stock Appreciation Rights Agreement, in each case as may be amended from time to time or an applicable successor or replacement plan or form of agreement.
               (e) The Company shall reimburse Executive for reasonable business expenses incurred in the performance of his duties hereunder; provided that all reimbursements for expenses incurred within a calendar year shall be made within 2 ‘/2 months following the end of such year. The Company shall also reimburse the Executive for all fixed expenses incurred by him on a monthly basis for his country club membership, provided such reimbursements shall not exceed $9,000 annually. Expenses must be documented in conformity with the policies of the Company before reimbursements are made.
               (f) The Executive shall be entitled to vacation and sick leave in accordance with the Company’s policies and practices with respect to its similarly situated executives, provided, however, that the Executive shall continue to be entitled to not less than twenty (20) business days paid vacation each calendar year, the Executive’s vacation days shall be prorated for any period in which he is not employed for the full calendar year, and any unused vacation days shall carry over into the next subsequent calendar year only.
               (g) Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by WESCO, the Company, or any subsidiary for the benefit of its directors and officers. Executive shall also be entitled to indemnification from and against all costs, charges and expenses (including reasonable attorneys‘ fees) and advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer, employee or trustee of the Company, WESCO or any of its affiliates or employee benefit plans, to the same extent provided by WESCO, the Company or any subsidiary to its directors, officers or trustees. The provisions of this paragraph (g) shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors.
               (h) In order to encourage the Executive to purchase shares of WESCO common stock, the Board of Directors of ‘WESCO will grant the Executive stock appreciation rights equal in number to the shares of WESCO common stock purchased by the Executive with a value up to $700,000, granted at no less than fair market value of the underlying shares on the date of grant, provided the shares must be purchased within one year of the Commencement Date, provided further that the shares must be purchased on no more than three individual calendar days.

               (i) During the employment Term, Executive shall receive an automobile allowance of $1,000 per month, with such allowance to be paid in accordance with the policies of the Company.
          4. Covenants of the Executive. In order to induce the Company to enter into this Agreement, Executive hereby agrees as follows:
               (a) Non-Competition. During the Term of this Agreement and for the Restriction Period (as hereinafter defined) following termination of Executive’s employment, the Executive shall not, within any jurisdiction or marketing area in which WESCO, the Company or any of its subsidiaries or affiliates is doing business, is qualified to do business or has a reasonable expectation of doing business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in or competitive with that conducted by WESCO, the Company or any of its subsidiaries or affiliates. For purposes of this Agreement, a business will be deemed to be of the type and character engaged in or competitive with that conducted by WESCO, the Company or any of its subsidiaries or affiliates, if such business is involved in the sale or distribution of structured wire, cable and connectivity products relating to local area networks or wide area networks and low voltage products to supply connectivity for voice and data communications, security, building automation, access control and video distribution (the “Restricted Activities”), provided, however, a business shall not be deemed to be in competition with WESCO, the Company or any of its subsidiaries or affiliates, if such business does not derive more than twenty percent (20%) of its consolidated annual revenues from the Restricted Activities, and the Executive does not work for, or have any direct involvement with, any subsidiary or division of such business that is in competition with WESCO, the Company or any of its subsidiaries or affiliates, and provided further, that (x) the scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to this paragraph (a) of this Section 4 shall, for any challenged activity of the Executive during the employment Term, be determined as of the date of any such activity and for the Restriction Period, be determined as of the commencement of the Restriction Period, and (y) the Executive’s ownership of securities of one percent (1%), or less of any class of securities of a public company shall not, by itself, be considered to be competition with WESCO, the Company or any of its subsidiaries or affiliates. For purposes of this Agreement, the “Restriction Period” shall be (1) in the case of the Company’s termination of the Executive’s employment for Cause (as defined in Section 6) or the Executive’s resignation without Good Reason (as defined in Section 6), the longer of (A) the Initial Term remaining as of the date of such termination and (B) eighteen (18) months; and (2) in the case of the Executive’s termination of employment under any other circumstances, twelve (12) months.
               (b) Nonsolicitation. During the Term of this Agreement and for the Restriction Period following termination of the Term, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was at any time within the preceding twelve (12) months an employee of WESCO, the Company or any of its subsidiaries or affiliates; (ii) otherwise induce or attempt to induce any employee of WESCO, the Company or its subsidiaries or affiliates to leave the employ of WESCO, the Company or such subsidiary or affiliate, or in any way knowingly interfere with the relationship between WESCO, the Company or any such subsidiary or affiliate and any employee respectively thereof; or (iii) solicit or attempt to solicit any client, customer, supplier, licensee or other business relation of WESCO, the Company or any subsidiary or affiliate thereof or induce any such client, customer, supplier, licensee or business relation to cease doing business with WESCO, the Company or such subsidiary or affiliate, or interfere in any way with the relationship between any such client, customer, supplier, licensee or business relation and WESCO, the Company or any subsidiary or affiliate thereof.
               (c) Nondisclosure; Inventions. For the Term of this Agreement and thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of WESCO, the Company and its subsidiaries or affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of WESCO, the Company or any of its subsidiaries or affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to WESCO, the Company or its subsidiaries or affiliates (all of the foregoing collectively hereinafter referred to as, “Confidential Information”), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than WESCO, the Company and its subsidiaries or affiliates; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of WESCO and/or the Company which are related to the business of WESCO, the Company and its subsidiaries and affiliates shall be and become the sole property of WESCO and/or the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to WESCO and/or the Company.
               (d) Nondisparagement. During the Term of this Agreement and thereafter, the Executive shall not take any action to disparage or criticize WESCO, the Company or its subsidiaries or affiliates or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of WESCO, the Company or its subsidiaries or affiliates. Nothing contained in this Section 4(d) shall preclude the Executive from enforcing his rights under this Agreement.
               (e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes and other documents (including, without limitation, those in computer-readable form) and property relating or belonging to WESCO, the Company or its subsidiaries or affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the employment Term.
               (f) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 4 may cause irreparable damage to WESCO, the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, WESCO, the Company and its subsidiaries and affiliates shall be entitled to (i) cease or withhold payment to the Executive of any severance payments described in Section 6(b)(iii) to the extent provided therein, and/or (ii) specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.
               (g) Scope of Covenants. The Company, WESCO and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 4 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 4 to be reasonable and necessary for the protection of the interests of WESCO, the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 4 shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.
          5. Company Policies and Handbooks. Executive further covenants and agrees that during the terms of Executive’s employment he will comply with WESCO’s Employee Handbook, WESCO’s Employee Intellectual Property Agreement, and the policies of the Company and WESCO. A copy of WESCO’s Employee Handbook and policies, including WESCO’s Code of Business Ethics and Conduct and Annual Representation Letter will be provided to the Executive prior to the Commencement Date.
          6. Termination.
               (a) Events of Termination, Executive’s employment with the Company shall terminate upon the earlier to occur of the following:
          (i) Executive’s death;
          (ii) Executive’s substantial and permanent disability (determined m accordance with the usual policies and practices of the Company);
          (iii) Executive’s termination without Cause (as defined herein) by the Company, which termination without Cause, and the effective date thereof, shall be communicated to Executive in writing;
          (iv) Executive’s termination with Cause (as defined herein) by the Company, which termination with Cause, and the effective date thereof, shall be communicated to Executive in writing;

          (v) Executive’s resignation without Good Reason (as defined herein); or
          (vi) Executive’s resignation with Good Reason (as defined herein).
          For purposes of this Agreement, “Cause” shall mean: the Executive’s (i) willful disregard or gross neglect of his duties (other than due to disability), which continues for a period of thirty (30) days following written notice thereof by WESCO to the Executive; (ii) willful conduct that is demonstrably injurious to WESCO, the Company or any subsidiary or affiliate thereof; (iii) material breach of any of the material provisions of this Agreement or any other written agreement between the Executive and WESCO, the Company or any subsidiary or affiliate thereof which breach is not cured, to the extent susceptible to cure, within thirty (30) days after WESCO or the Company has given notice to the Executive describing such breach; (iv) commission of any act of fraud, theft and/or financial dishonesty with respect to WESCO, the Company or any subsidiary or affiliate thereof, including (without limitation) misappropriation of funds, properties and/or assets; (v) chronic alcoholism, drug addiction or abuse of illegal drugs, alcohol or other controlled substances, subject to applicable law; or (vi) commission of, or guilty or nolo contendere plea to, a felony crime or any misdemeanor involving moral turpitude, fraud or sexual harassment. For the avoidance of doubt, termination of the Executive’s employment upon the expiration of the Initial Term following delivery by the Company of a notice of non-renewal under Section 1 shall be a termination by the Company without Cause. The existence or non-existence of Cause shall be determined in good faith by a majority vote of the Board at a meeting at which the Executive shall have had the opportunity (along with counsel) to be heard, which meeting shall occur after written notice specifying the particulars of the conduct by the Executive set forth in clauses (i) through (vi) above has been given to the Executive and Executive has been afforded the opportunity to cure as set forth in such clauses. The employment of the Executive may also be terminated at any time by the Executive by written notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.
          For purposes of this Agreement, the terra “Good Reason” means the occurrence after the Commencement Date of any of the following events (without the Executive’s express written consent): (i) a reduction by the Company in the Executive‘s base salary stated in Section 3(a); (ii) a reduction by the Company in the Executive’s maximum annual bonus opportunity under Section 3(c) below 100% of the amount of base salary in effect under Section 3(a), (iii) the failure by the Company or WESCO to pay or provide the compensation and benefits set forth in Section 3 above; (iv) a diminution in the Executive‘s duties or responsibilities with respect to the Company from those described in Section 2(a), which for this purpose, shall include, but not be limited to, the failure to maintain the Executive as the Vice President, Operations and President - Communications Supply Corporation and senior executive officer of the Company, unless due to a promotion or increased responsibilities; (v) a change in the Executive’s primary office location that results in an increase of more than twenty five (25) miles in the commuting distance from Executive’s residence as of the Commencement Date to such new office location; or (vi) a breach of a material provision of this Agreement by the Company, and the Company has not cured such reduction, failure, diminution, breach or other action within thirty (30) days after receiving written notice from the Executive stating in detail the facts and circumstances claimed to constitute Good Reason. For the avoidance of doubt, the termination of the Executive’s employment upon the expiration of the Initial Term following delivery by the Executive of a notice of non-renewal under Section 1 shall be a termination by the Executive without Good Reason. For the avoidance of doubt, termination by the Executive for Good Reason is conditioned on the Executive’s delivery of a written notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.
               (b) Effect of Termination of Executive. If Executive’s employment hereunder shall be terminated prior to the end of the Initial Term, then Executive shall be entitled to receive the following:
          (i) If employment is terminated by reason of Executive’s death, Executive shall be entitled to receive salary and benefits through the date of death.
          (ii) If employment is terminated by reason of Executive’s substantial and permanent disability, Executive shall be entitled to receive salary and benefits through the date Executive is determined to be substantially and permanently disabled.
          (iii) If employment is terminated (A) by the Company without Cause, or (B) by the Executive for Good Reason, the Executive shall be entitled to receive an amount equal to: (x) the Executive’s base salary as in effect immediately prior to the Commencement Date under the Prior Employment Agreement throughout the period that is the longer of (1) the remainder of the Initial Term, or (2) twenty-four (24) months from his date of termination (such period being the “Severance Period”) (payable ratably over the Severance Period); (y) payment for or reimbursement of the Executive’s portion of any premiums for “continuation coverage” for purposes of Section 4980B of the Code, ,until the earlier of (1) the end of the Severance Period, or (2) the date the Executive becomes eligible for similar benefits under the health plan of a new employer; and (z) an amount equal to Nine Hundred Thousand Dollars ($900,000); provided that if (1) the Executive’s employment is terminated prior to December 31, 2006, then the Executive shall also be entitled to receive an additional amount equal to Seven Hundred and Seventy-Five Thousand Dollars ($775,000), or (2) the Executive’s employment is terminated after December 31, 2006 and prior to July 1, 2007, then the Executive shall also be entitled to receive (aa) his bonus payable for 2006, to the extent it has not been paid as of his date of termination, and (bb) an additional amount equal to Seven Hundred and Seventy-Five Thousand Dollars ($775,000) multiplied by a fraction, the numerator of which is the number of months remaining in the Severance Period at the time of the Executive’s termination minus twenty-four (24), and the denominator of which is twelve (12) (payable, in any case, ratably over the number of months remaining in the Severance Period). The Executive shall not have any obligation to seek comparable employment following termination of employment, provided, however, any payments provided under this subsection (iii) shall be offset by any compensation the Executive earns with a new employer or from self-employment if such employment is in violation of Section 4(a) (Non-Competition).

          (iv) If employment is terminated by the Company with Cause, Executive shall be entitled to receive salary and benefits through the effective date of such termination with Cause.
          Notwithstanding the foregoing, in no event shall Executive be entitled to receive payments under more than one of the preceding subsections.
          Notwithstanding the foregoing, if Executive is a “specified employee” under Section 409A of the Code, and any payments described under subsections (iii) above would result in the imposition of an additional tax under that section, then any payment due under subsection (iii) during the six months following termination of employment shall be accumulated and paid on the first day following the six month anniversary of the Executive’s termination of employment, and each of the remaining payments shall be made at the time prescribed by subsection (iii).
          As a condition of receiving any payments described under subsections (iii) above, the Executive agrees to execute, deliver and not to revoke (within the time period permitted by applicable law) a general release of WESCO, the Company and their respective officers, directors, employees, and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Company or this Agreement (including without limitation civil rights claims), in such form as requested by the Company, it being understood that such release shall not apply to Executive’s rights to any payments or benefits due under this Agreement or any employee benefit plan or program in which the Executive is a participant, any rights Executive may have to indemnification and to coverage under directors’ and officers’ liability and similar insurance maintained by the Company or WESCO.
          Executive shall not be entitled to any of the foregoing benefits if his employment is terminated during a period of at-will employment following the end of the Term. The Company and Executive acknowledge and agree that the covenants of executive and the rights and remedies upon breach set forth in Section 4 hereof shall survive the termination of this Agreement. Notwithstanding anything to the contrary herein or in the Prior Employment Agreement, Executive agrees and acknowledges that he is not entitled to payment of any severance or similar amounts under the Prior Employment Agreement, and any rights to payments upon any termination of employment shall be governed by this Agreement.
               (c) Certain Additional Payments.
                    (i) In the event that any payments or benefits received or to be received by the Executive in connection with the Executive‘s employment by the Company (whether received before or after the Commencement Date), whether pursuant to this Agreement or otherwise (collectively the “Company Payments”) will be subject to the excise tax (such excise tax, together with any interest or penalties imposed on Executive related thereto, the “Excise Tax”) imposed by Section 4999 of the Code (or any successor or similar provision), the Company shall pay to the Executive at the time specified in subsection (iv) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax imposed on the Company Payments and of any Excise Tax,

Federal, state, provincial or local income, payroll and/or other taxes, interest or penalties (imposed within or without the United States of America) upon the Gross-up Payment, shall be equal to the Company Payments; provided, however, that no such payments shall be due to the extent that they are duplicative of any payments received, or to be received, by the Executive under the Prior Employment Agreement or any other agreement or arrangement with the Company, WESCO, or any of their affiliates.
                    (ii) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of an internationally-recognized firm of independent certified public accountants selected by the Company, or tax counsel selected by such accountants (the “Accountants”), such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
                    (iii) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Company Payment is to be made and state, provincial and local income taxes at the highest marginal rate of taxation in the state, province and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a Federal, state and local income tax deduction). In the event that the Excise Tax is later determined by the Accountants, the Internal Revenue Service or a court of competent jurisdiction to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess at the time that the amount of such excess is finally determined.
                    (iv) The Gross-up Payment or portion thereof provided for in subsection (iii) above shall be paid on the sixtieth (60th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the

Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (iii) above, as soon as the amount thereof has been determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
                    (v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise T. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.
                    (vi) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(c).
                    (vii) Notwithstanding anything contained in this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries to the contrary, the Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Executive would otherwise be entitled to receive pursuant to this Agreement or any such other agreement will be “parachute payments” (as defined in Section 280G(b)(2) of the Code).
          7. Entire Agreement. Upon becoming effective as of the Commencement Date, this Agreement shall constitute and express the entire agreement of the parties with respect to Executive’s employment on and after the Commencement Date and shall supersede and cancel all prior negotiations, discussions, agreements and understandings relating to such employment, including the Prior Employment Agreement. To the extent that any provision of WESCO’s Employee Handbook, WESCO’s Employee Intellectual Property Agreement, and/or the policies of the Company are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.
          8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by a recognized overnight delivery service or first class certified mail, return receipt requested, postage prepaid at such address as the parties may provide. All notices hereunder shall refer specifically to this Agreement, and all notices under Section 6 of the Agreement, Termination, shall specifically refer to that Section.
          9. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

          10. Assignability. Executive specifically acknowledges and agrees that in the event the Company should undergo any change in ownership or change in structure or control, or should the Company transfer some or all of its assets to another entity, this Agreement and in particular the Restrictive Covenants and the right to enforce the Restrictive Covenants contained herein may be assigned by the Company to any company, business, partnership, individual or entity, and that Executive will continue to remain bound by the terms of this Agreement, including the Restrictive Covenants.
          11. Remedies Cumulative; Waiver. All remedies specified herein or otherwise available shall be cumulative and m addition to any and every other remedy provided hereunder or now or hereafter available. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          12. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.
          13. Further Assurances. Each party agrees to cooperate with the other, and to execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and to take all such other actions as may be reasonably requested of it from time to time, in order to effectuate the provisions and purposes of this Agreement.
          14. Amendment. This Agreement can be amended or modified only by a written agreement of the parties hereto.
          15. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.
          16. Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
          17. Effective Date. This Agreement shall become effective as of the Commencement Date as set forth in Section 1 above, provided that as of such date the Executive has received all compensation-related payments then due under the Prior Employment Agreement or the Merger Agreement or provision for payment thereof has been made to the reasonable satisfaction of Executive. In the event the Merger Agreement shall terminate prior to the Effective Time, than this Agreement shall terminate and be of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

COMMUNICATIONS SUPPLY CORPORATION

/s/ Michael Deflorio

By: Michael Deflorio
Title: Director

EXECUTIVE:

/s/ Steven J. Riordan

Steven J. Riordan

WESCO DISTRIBUTION, INC.

By:
Titles:

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

COMMUNICATIONS SUPPLY CORPORATION

By:
Title:

EXECUTIVE:

Steven J. Riordan

WESCO DISTRIBUTION, INC.

/s/ Stephen A. VanOss

By:
Titles: Senior Vice President and Chief Financial and Administrative Officer

EXHIBIT A TO EMPLOYMENT AGREEMENT
FORM OF
EMPLOYMENT AGREEMENT
FOR RENEWAL PERIODS
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this            day of                     ,                      , by and among COMMUNICATIONS SUPPLY CORPORATION (the “Company”), an indirect wholly-owned subsidiary of WESCO DISTRIBUTION, INC. (“WESCO”), WESCO and STEVEN J. RIORDAN (the “Executive”), to be effective as provided herein.
     Accordingly, the parties, intending to be legally bound, agree as follows:
1. Position and Duties.
     1.1. Titles; Reporting; Duties. During the Employment Term (as defined in Section 2), the Company shall continue to employ the Executive and the Executive shall continue to serve the Company as its                                          on an at-will basis. As                     , the Executive shall continue to report to and otherwise shall be subject to the direction and control of the [                                        ] of the Company and shall have such duties, responsibilities and authorities consistent with such position as may be assigned to him by the [                                        ] from time to time. The Executive shall use his best efforts to promote the Company’s interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive may be required by the [                                        ] to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Executive shall comply with the Company’s policies applicable to executive officers of the Company.
     1.2. Outside Activities. The Executive shall devote substantially all of his full working time to the business and affairs of the Company. Notwithstanding the preceding sentence, the Executive may, with the prior approval of the [                    ], engage in such other business and charitable activities that do not violate Section 8, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.
     1.3. Place of Employment. The Executive shall continue to perform his duties under this Agreement at the Company’s principal executive offices in                        with the likelihood of substantial business travel.
2. Term of Employment. The term of the Executive’s employment by the Company under this Agreement shall be for a period of one (1) year commencing on the Effective Date (the “Employment Term”). The Employment Term shall be subject to earlier termination under Section 5 or Section 6 or extension as described in the next sentence. The Employment Term shall be extended automatically for an additional year as of the first anniversary of the Effective Date and as of each subsequent annual anniversary of the Effective Date (each such anniversary is referred to herein as an "Anniversary Date") unless at least ninety (90) days prior to any such Anniversary Date either party shall have given notice to the other party that the Employment Term shall not be so extended. Delivery of such notice by the Company prior to the first Anniversary Date shall constitute termination of Executive’s employment other than for Cause.
3. Compensation.
     3.1. Base Salary. During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at the annual rate in effect immediately prior to the date hereof for services rendered to the Company or any of its direct or indirect subsidiaries, payable semi-monthly in accordance with the Company’s regular payroll practices. The Executive’s Base Salary will be reviewed annually by the Compensation Committee Board of Directors of the Company (the “Board”) and may be adjusted in the Compensation Committee’s discretion.
     3.2. Annual Bonus Compensation. During the Employment Term, the Executive also shall be entitled to receive incentive compensation (“Bonus”) in such amounts, ranging from 0% to 100% of Base Salary, and at such times as the Compensation Committee of the Board may determine in its discretion to award to him under any incentive compensation or other bonus plan or plans for senior executives of the Company as may be established by the Company from time to time (collectively, the “Executive Bonus Plan”). Such Bonus amounts shall be based upon the degree of achievement of Company earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee of the Board. For any partial year, the Bonus opportunity shall be prorated based upon the number of days worked during such year.
     3.3. Equity Awards. Future grants of stock appreciation rights or other forms of equity awards to the Executive shall be based upon performance and award guidelines established periodically by the Compensation Committee of the Board.
4. Expenses and Other Benefits.
     4.1. Reimbursement of Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies.
     4.2. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.
     4.3. Automobile Allowance. During the Employment Term, the Executive shall be entitled to an automobile allowance of $                     per month.
5. Termination of Employment.
     5.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.
     5.2. Termination by the Company. The Executive’s employment under this Agreement shall be employment-at-will. The Company may terminate the Executive’s employment under this Agreement at any time with or without Cause (as defined below). For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment under this Agreement and may complete such termination within 30 days after the Company gives notice to the Executive that it believes it has cause to terminate his employment by reason of any of the following: (a) a material breach of this Agreement by the Executive; (b) the Executive engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) the Executive’s failure to timely and adequately perform his duties under the Agreement; or (d) the Executive’s material breach of any manual or written policy, code or procedure of the Company.
     5.3. Termination by the Executive. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company written notice, which shall identify with reasonable specificity the grounds for the Executive’s resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by the Executive to the Company more than sixty (60) days after the occurrence of the event that the Executive alleges is Good Reason for his termination hereunder. For purposes of this Agreement, “Good Reason” shall mean any of the following to which the Executive shall not consent in writing: (a) a reduction in the Executive’s Base Salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of the Executive’s primary place of employment to a location more than 50 miles from Executive’s current office location without the consent of the Executive; or (c) any material reduction in the Executive’s offices, titles, authority, duties or responsibilities without the consent of the Executive.
     5.4. Date of Termination. “Date of Termination” shall mean the earlier of (a) the date of expiration of the Employment Term (as set forth in Section 2) and (b) if the Executive’s employment is terminated (i) by his death, the date of his death, or (ii) pursuant to the provisions of Section 5.2, Section 5.3 or Section 6, as the case may be, the date on which the Executive’s employment with the Company actually terminates.

6. Disability. The Executive shall be determined to be “Disabled” (and the provisions of this Section 6 shall be applicable) if the Executive is unable to perform his duties under this Agreement on essentially a full-time basis for six (6) consecutive months by reason of a physical or mental condition (a “Disability”) and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement.
7. Compensation of the Executive upon Termination.
     7.1. Death. If the Executive’s employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of (a) the Executive‘s accrued but unpaid Base Salary through the Date of Termination, (b) any accrued but unpaid Bonus; provided that such-Bonus is determined to have been earned under the terms of the Executive Bonus Plan and provided that such Bonus shall be payable at such time as the bonuses of other senior executives are payable by the Company and (c) any other amounts that may be reimbursable by the Company to the Executive as expressly provided under this Agreement. Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive’s widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or program maintained by the Company.
     7.2. Disability. In the event of the Executive’s termination by reason of Disability pursuant to Section 6, the Executive shall continue to receive his Base Salary as well as all welfare benefits (on an equivalent basis to Section 7.4(a)(v) below) through the Date of Termination; provided, however, that such Base Salary payments and continued benefits shall be offset dollar-for-dollar by the amount of any disability income payments provided to the Executive under any Company disability-policy to the extent that such disability insurance was funded by the Company.
     7.3. By the Company for Cause or the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay to the Executive, within thirty (30) days of the Date of Termination, the amount of any accrued but unpaid Base Salary through the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.
     7.4. By the Executive for Good Reason or the Company other than for Cause.
          (a) Severance Benefits on Non-Change in Control Termination.
Subject to the provisions of Section 7.4(b) and Section 7.4(d), if prior to the occurrence of a Change in Control or more than one (1) year after the occurrence of a Change in Control the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the “Severance Benefits”):
               (i) the sum of his accrued but unpaid Base Salary through the Date of Termination, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;
               (ii) a cash amount equal to the Executive’s pro rata Bonus for the fiscal year in which the Date of Termination occurs, if such Bonus is deemed earned under the Executive Bonus Plan, payable at such time as bonuses for the annual period are paid to other executive officers of the Company (such pro rata Bonus shall be based on a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365);
               (iii) a cash amount equal to 1.5 times the Executive’s monthly Base Salary in effect at the Date of Termination that amount being payable in monthly installments for eighteen (18) months following the Date of Termination;
               (iv) the Executive shall be fully vested in his stock options, stock appreciation rights and other equity awards except for any such stock options, stock appreciation rights and other equity awards that will remain unvested and be forfeited if their vesting is specifically conditioned on the achievement of operational and/or financial performance criteria that have not been met. Any and all vested stock options, stock appreciation rights and other equity awards will remain excercisable for a period of 60 days following the date of termination; and
               (v) the Company shall pay the full cost of the Executive’s COBRA continuation coverage as such coverage is required to be continued under applicable law; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.4(a)(v) may be discontinued prior to the end of the period provided in this subsection (v) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.
          (b) Change in Control Benefits. Subject to the provisions of Section 7.4(b) and Section 7.4(d), if within the one (1)-year period following the occurrence of a Change in Control the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following Severance Benefits:
               (i) the sum of his accrued but unpaid Base Salary through the Date of Termination, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

               (ii) a cash amount equal to the Executive’s pro rata Bonus for the fiscal year in which the Date of Termination occurs, if such Bonus is deemed earned under the Executive Bonus Plan, payable at such time as bonuses for the annual period are paid to other executive officers of the Company (such pro rata Bonus shall be based on a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365);
               (iii) a cash amount equal to 1.5 times the Executive’s monthly Base Salary in effect at the Date of Termination that amount being payable in monthly installments for twenty-four (24) months following the Date of Termination,
               (iv) the Executive shall be fully vested in his stock options, stock appreciation rights and other equity awards, and vested stock options, stock appreciation rights and other equity awards shall remain exercisable by the Executive for one year following the Date of Termination unless the transaction documents relating to the Change in Control provide for the earlier expiration of such stock options, stock appreciation rights and other equity awards; and
               (v) the Company shall pay the full cost of the Executive’s COBRA continuation coverage as such coverage is required to be continued under applicable law; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.4(b)(v) may be discontinued prior to the end of the period provided in this subsection (v) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.
          (c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control" shall have the meaning given to such term in the Company’s Long-Term Incentive Plan.
          (d) Conditions to Receipt of Severance Benefits under Section 7.4(a).
               (i) Release. As a condition to receiving any Severance Benefits to which the Executive may otherwise be entitled under Section 7.4(a) or (b), the Executive shall execute a release (the “Release"), which shall include an affirmation of the restrictive covenants set forth in Section 8 and a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company’s request to do so, the Executive shall not be entitled to any Severance Benefits, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits except as may be required by law.
               (ii) Limitation on Benefits. If, following a termination of employment that gives the Executive a right to the payment of Severance Benefits under Section 7.4(a) or (b) the Executive violates in any material respect any of the covenants in Section 8 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive may otherwise be entitled under Section 7.4(a) or (b) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits; provided, however, that the covenants in Section 8 shall continue in full force and effect.
     7.5. Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that takes into account the Executive’s income shall exclude any and all severance payments and benefits provided under this Agreement.
     7.6. Exclusive Benefits. The Severance Benefits payable under Section 7.4(a) and (b) if they become applicable under the terms of this Agreement, shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.
     7.7 Certain Additional Payments by the Company.
          (a) Calculation of Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, the Company’s regular outside independent public accounting firm or its regular outside law firm (the “Professional Firm”) shall determine, promptly following the occurrence of a Change in Control, whether any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax referred to in this Agreement as the “Excise Tax”). In the event it is determined that any Payments would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up-Payment”) in an amount such that after payment by the Executive of all applicable federal, state and local income and excise taxes, the Executive retains an amount equal to the amount he would have retained had one-half (1/2) of the Excise Tax been imposed upon the Payment; provided, however, that the foregoing gross-up provision shall not apply in the event that the Professional Firm determines that the benefits to the Executive under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such provision is not applied would exceed the after-tax benefits to the Executive if Payments were reduced (but not below zero) such that the value of the aggregate Payments were one dollar ($1) less than the maximum amount of Payments which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.7(a), shall be paid to the Executive within thirty (30) days of the Date of Termination or, if later, within five (5) business days of the receipt of the Professional Firm’s determination. With respect to all determinations made by the Professional Firm under this Section 7.7, the Professional Firm shall provide detailed supporting calculations both to the Company and the Executive within thirty (30) business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. All determinations by the Professional Firm under this Agreement shall be binding upon the Company and the Executive.
          (b) Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made (“Underpayment”). In the event that the Executive is required to make a payment of any Excise Tax, the Professional Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     7.8 Consultinq and Cooperation. In connection with the Executive’s termination of employment, at the Company’s request, the Executive shall enter into an agreement with the Company under which, for a period of up to twenty-four (24) months following the Date of Termination, the Executive shall consult and cooperate with the Company and its representatives with respect to such matters, and for such compensation, as the parties may mutually agree.
8. Restrictive Covenants.
     8.1. Confidential Information. The Executive hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates. The Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, such information and procedures shall be referred to as “Confidential Information.” The Executive agrees that all Confidential Information is and shall remain the property of the Company. The Executive further agrees, except as otherwise required by law and for disclosures occurring in the good faith performance of his duties for the Company, while employed by the Company hereunder and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than the Company and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

     8.2. Return of Property. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or its direct or indirect subsidiaries; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive’s rights under this Agreement.
     8.3. Non Competition. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, or engage in any activity or capacity (collectively, the “Competitive Activities”) with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a “Person”), that is engaged directly or indirectly in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or that is in competition with any of the business activities of the Company or its direct or indirect subsidiaries anywhere in the world; provided, however, that the foregoing (a) shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged on or before the Date of Termination, and (b) shall not prohibit the Executive from owning, or otherwise having an interest in, less than one percent (10/0) of any publicly-owned entity or three percent (3%) of any private equity fund or similar investment fund that invests in companies engaged in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, provided the Executive has no active role with respect to any investment by such fund in any Person referred to in this Section 8.3.
     8.4. Non-Solicitation. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (a) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect subsidiaries.
     8.5. Assiqnment of Developments. If at any time or times during the Executive’s employment, whether during work hours or off-duty hours, the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined below) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to the Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection). The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. The Executive hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) the Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.
     8.6. Injunctive Relief. The Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. To the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex pane.
     8.7. Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 8 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
9. Miscellaneous.
     9.1. Assignment; Successors; Bindinq Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Executive performs substantial services. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.
     9.2. Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. Notwithstanding the foregoing, in the event that the provisions of the Company’s Corporate Governance Guidelines related to executive employment agreements are revised during the Employment Term, the Company may make changes to this Agreement, without the consent of the Executive, in order to conform this Agreement with such revised Guidelines. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.
     9.3. Entire Agreement. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.
     9.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois other than the conflict of laws provision thereof.
     9.5. Consent to Jurisdiction and Service of Process.
          (a) Disputes Other Than Those Under Section 8. In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 8, the parties shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania, The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.
          (b) Disputes Under Section 8. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of Section 8, the Company and the Executive agree and consent to the personal jurisdiction of the County Courts in Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his last known address as reflected in the Company’s records.
     9.6. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.
     9.7. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid or sent via a nationally-recognized overnight courier or by facsimile transmission, addressed as follows:
          (a) to the Company, to:
WESCO International, Inc.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219
Attention: Law Department
          (b) to the Executive, to:

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
     9.8. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     9.10. Headinqs. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.
     9.11. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including" are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

COMMUNICATIONS SUPPLY CORPORATION

By:
Title:

EXECUTIVE:

Steven J. Riordan

WESCO DISTRIBUTION, INC.

By:
Title: